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FIRST CENTRAL FINANCIAL CORPORATION AND SUBSIDIARIES                  EXHIBIT 12

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                      1996               1995              1994              1993              1992
                                                      ----               ----              ----              ----              ----
Income (Loss) Before Income Taxes
 and Taxes on Realized Gains                      $(14,029,197)     $   (595,447)     $  7,659,645     $  5,951,889     $  3,443,824

Fixed Charges
 Interest Expense on EDP Equipment                        --               6,510            13,783           35,651           38,868
Interest Expense on Debt                               513,266           594,763           626,475          786,819        1,012,730
Interest Component of Rent Expense                        --                   0           112,000          112,000          112,000
Amortization Debt Issue Costs                          157,796           103,093           170,044          268,389          283,384
                                                  ------------      ------------      ------------     ------------     ------------
Total Fixed Charges                                    671,062           704,366           922,302        1,202,859        1,446,982
                                                  ============      ============      ============     ============     ============
Total Earnings (Losses) (See Note)                $(13,358,135)     $    108,919      $  8,581,947     $  7,154,748     $  4,890,806
                                                  ============      ============      ============     ============     ============
Ratio of Earnings (Losses) to Fixed
Charges                                               (19.9):1             0.2:1             9.3:1            5.9:1            3.4:1
                                                  ------------      ------------      ------------     ------------     ------------



NOTE:     For the purpose of  computing  the ratio of earnings to fixed  charges
          (i) earnings represent net income, plus income taxes and any taxes on realized investment gains plus fixed charges and (ii) fixed charges represent interest expense, plus amortization of capitalized debenture costs plus the interest components of rent expense under operating leases.

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